FOR IMMEDIATE RELEASE

Hallmark Financial Services, Inc.
Completes Acquisition of Texas Builders Insurance Company

FORT WORTH, Texas, (July 1, 2011) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced the completion of its previously disclosed acquisition of TBIC Holding Corporation, including its wholly owned subsidiaries Texas Builders Insurance Company and TBIC Risk Management, Inc. (collectively referred to as “TBIC”).  TBIC is an Austin, Texas based insurance company writing small and middle market workers compensation business within the State of Texas.  Hallmark funded the $1.6 million required to close the acquisition from available working capital.

Mark J. Morrison, President and Chief Executive Officer, said, “We are pleased to add TBIC as an extension of our standard commercial segment product line offering. TBIC brings a veteran management team that has a proven underwriting track record. We are confident the addition of this product line to our standard commercial business segment will produce synergies enhancing the competitiveness of both businesses. ”

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial insurance, personal insurance and general aviation insurance, as well as providing other insurance related services.  The Company is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600